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Tait, Weller & Baker LLP

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taitweller.com

May 21, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: First Sentier Global Listed Infrastructure Fund and First Sentier American Listed Infrastructure Fund, each a series of Datum One Series Trust, Commission File Number 811-23556 (formerly each a series of Advisors Series Trust, Commission File Number 811-07959) (the “Funds”)

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Funds pursuant to Item 304(a) of Regulation S-K in their Form N-CSR to be filed on or about May 29, 2026, captioned “Changes in and Disagreements with Accountants for Open-End Management Investment Companies.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc:Tracy L. Dotolo, Treasurer, Principal Financial Officer, and Principal Accounting Officer

Datum One Series Trust 50 S. LaSalle Street Chicago, Illinois 60603

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529